Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Increase in Authorization to Repurchase Shares
and Appointments to Board of Directors

Stamford, CT. May 21, 2019 — Aircastle Limited (NYSE: AYR) (“Aircastle” or the “Company”) announced today that the Company's Board of Directors (the “Board”) increased the authorization to repurchase up to $100 million of the Company's common shares, from the $76 million that was remaining under the existing authorization. Since 2011, the Company has repurchased 18.5 million shares at an average cost of $14.57 per share. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors, including the price and availability of the Company's common shares, trading volume and general market conditions.

The Company also announced the election by shareholders of Jun Horie to the Board and the appointment of Takashi Kurihara to the Board. Mr. Horie is the President and CEO of Marubeni America Corporation and replaces Hajime Kawamura, who did not stand for reelection. Mr. Kurihara, Advisor to the President of Marubeni America Corporation, was appointed to replace Gentaro Toya, who resigned from the Board.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2019, Aircastle owned and managed on behalf of its joint ventures 274 aircraft leased to 86 customers located in 47 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our share repurchase program. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the Securities and Exchange Commission and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2018 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Contacts:

Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

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